EXHIBIT 23.2

Consent of Independent Auditors

To the Board of Directors

Otish Resources, Inc.

Vancouver, British, Columbia, Canada

We hereby consent to the incorporation in this Form SB-2/A Registration Statement of our report dated September 29, 2003 relating to the financial statements of Otish Resources, Inc., for the period from February 20, 2003 (Inception) through August 31, 2003.

September 22, 2004

Malone & Bailey, PLLC

www.malone-bailey.com

Houston, Texas